EXHIBIT 10.17

PROMISSORY NOTE

$30,000.00	April 12, 2006

1. Obligation. For value received, LitFunding Corp., a Nevada corporation (the “Maker”), with offices at 6375 Pecos Road, Suite 217, Las Vegas, Nevada 89120 promises to pay to Imperial Capital Holdings, LLC, with offices at Apdo. 10559-1000, San Jose, Costa Rica, or its order (the “Holder”) the Principal Amount and Interest (both as defined below) in the manner and upon the terms and conditions set forth herein.

2. Amount and Payment. The principal amount (“Principal Amount”) of this Promissory Note (the “Note”) is Thirty Thousand Dollars and No Cents ($30,000.00). This Note shall bear interest on the unpaid Principal Amount of twelve percent (12%) per annum simple interest. The entire Principal Amount and accrued Interest shall be due and payable on July 12, 2006. All interest payable on the Principal Amount of this Note shall be calculated on the basis of a 360-day year. This Note may be prepaid in whole or part, without penalty, at any time.

3. Manner and Place of Payment. Payment of the Principal Amount and Interest shall be made in lawful money of the United States of America. Such payment shall be delivered to the address of the Holder set forth in the records of the Maker or at such other place as the Holder shall have designated to the Maker in writing.

4. Events of Default. The following shall each constitute an “Event of Default” under this Note: (i) default in the payment when due of Principal Amount and Interest, and such default shall continue for a period of five (5) days; and (ii) any of the following events of bankruptcy or insolvency: (A) the Maker shall file a voluntary bankruptcy or reorganization petition under the provisions of the Federal Bankruptcy Act, any other bankruptcy or insolvency law or any other similar statute applicable to the Maker (“Bankruptcy Laws”), (B) the Maker shall consent to the filing of any bankruptcy or reorganization petition against it under any Bankruptcy Law, or (C) the Maker shall file a petition or answer or consent seeking relief or assisting in seeking relief for the Maker in a proceeding under any Bankruptcy Law or any answer admitting the material allegations of a petition filed against it in such a proceeding.

5. Remedies Upon Event of Default. Upon the occurrence of an Event of Default specified in Section 4 above, the Holder shall have to right to declare that all the Principal Amount of and Interest on this Note shall, at the option of Holder, be immediately due and payable, without further presentment, notice or demand for payment. The Maker hereby agrees and acknowledges that the exercise of such rights shall not be construed as an election of remedy by the Holder or the Holder’s waiver of right to sue on this Note. In the event of default, the unpaid Principal and Interest shall bear Interest at a default rate of twenty-four percent (24%) or the maximum amount chargeable by law if less.

6. Expenses of Enforcement. The Maker agrees to pay all reasonable costs and expenses, including, without limitation, reasonable attorneys’ fees, as a court of competent jurisdiction shall award, which the Holder shall incur in connection with any legal action or legal proceeding commenced for the collection of this Note or the exercise, preservation or enforcement of the Holder’s rights and remedies thereunder.

7. Cumulative Rights and Remedies. All rights and remedies of the Holder under this Note shall be cumulative and not alternative and shall be in addition to all rights and remedies available to the Holder under applicable law.

8. Governing Law. This Note shall be governed by and interpreted and construed in accordance with the laws of the Country of Costa Rica.

IN WITNESS WHEREOF, Maker has caused this Note to be executed and delivered as of the day and year first above written.

“Maker”
LitFunding Corp.
a Nevada corporation

By:	/s/ Morton Reed
Morton Reed, Chief Executive Officer

PROMISSORY NOTE EXTENSION AGREEMENT

$30,000.00	July 17, 2006

This Promissory Note Extension Agreement is executed as of the 12th day of October, 2006.

For value received, LitFunding Corp., a Nevada corporation (the “Maker”), with offices at 6375 Pecos Rd., Las Vegas, Nevada 89120 promised to pay to Imperial Capital Holdings, LLC, with offices at Apdo. 10559-1000, San Jose, Costa Rica, or its order (the “Holder”) the Principal Amount and Interest (both as defined below) in the manner and upon the terms and conditions as set forth in that Promissory Note (“Note”) in the sum of Thirty thousand dollars ($30,000), dated April 12, 2006, which Note became due and payable on July 12, 2006, and was subsequently extended to have a maturity date of October 12, 2006.

By execution by the parties herein, this Promissory Note Extension Agreement extends the Maturity Date of the Note to and including March 31, 2007. All terms and conditions of the Note shall remain the same other than the Maturity Date, which shall be March 31, 2007. In consideration for the second extension of the Note, Maker agrees to pay to Holder an additional 200,000 shares of common stock of Maker, which common stock shall be consideration for the extension of the Note in addition to constituting the accrued interest on the Note through the Maturity Date of October 12, 2006. The 200,000 shares of common stock shall be registered pursuant to Form SB-2, which registration shall be filed with the Securities and Exchange Commission, no later than seventy five (75) days from the date hereof.

IN WITNESS WHEREOF, Maker and Holder have caused this Promissory Note Extension Agreement to be executed and delivered as of the day and year first above written.

“Maker”
LitFunding Corp.
a Nevada corporation

By:	/s/ Morton Reed
Morton Reed, Chief Executive Officer

“Holder”
Imperial Capital Holdings, LLC.

By:	/s/ Maritza Sanabria
Maritza Sanabria, Managing Director

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